UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2010

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Relocation Assistance Package for Anand Nallathambi

On June 8, 2010, the Compensation Committee of the Board of Directors of CoreLogic, Inc. (the “Company”) approved a relocation assistance package for Anand Nallathambi, the Company’s President and Chief Executive Officer, consisting of payment of (a) customary closing costs on the sale of his existing house and the purchase of a new house, (b) duplicate housing carrying costs, (c) moving expenses, (d) expenses related to temporary living arrangements, and (e) a relocation allowance. The relocation package also provides Mr. Nallathambi assistance with the payment of taxes associated with the sale of his existing house and purchase of his new house, as well as, first mortgage interest rate buydown assistance. Mr. Nallathambi’s relocation package is consistent with the elements of the Company’s executive relocation program. The aggregate amount of Mr. Nallathambi’s relocation package shall not exceed $673,081.

Change in Control Agreements

On June 8, 2010, the Compensation Committee of the Company’s Board of Directors approved a Change in Control Agreement (the “CIC Agreement”) to be entered into with Anthony S. Piszel, the Company’s Chief Financial Officer, effective as of June 9, 2010. The following is a summary of the CIC Agreement to be entered into with Mr. Piszel and this summary is qualified in its entirety by the CIC Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Under the terms of Mr. Piszel’s CIC Agreement, a “change in control” means any one of the following: (a) a merger or consolidation of the Company as a result of which the Company’s stockholders own less than 50% of the voting securities of the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company; (c) a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CIC Agreement); or (d) the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 30% of the Company’s voting securities.

Following a change in control of the Company, if the termination of Mr. Piszel’s employment occurs for any reason other than death, Disability (as defined in the CIC Agreement) or without Cause (as defined in the CIC Agreement) or if he terminates his employment for Good Reason (as defined in the CIC Agreement) within the twenty-four month period following a change in control (the “Termination”), the Company will pay Mr. Piszel a lump-sum payment in cash in the month following the month in which the date of the Termination occurs equal to the sum of: (a) a pro-rata portion of Mr. Piszel’s target annual cash bonus amount established for the fiscal year in which the date of the Termination occurs under the Company’s annual incentive compensation plan, (b) an amount equal to three times Mr. Piszel’s annual salary in effect prior to the date of Termination, and (c) an amount equal to three times Mr. Piszel’s target annual cash bonus amount established for the fiscal year in which the date of Termination occurs under the Company’s applicable annual incentive compensation plan.

During the period that Mr. Piszel is employed by the Company commencing after a change in control and continuing for a period of twenty-four calendar months beyond the calendar month in which the change in control occurs (the “Employment Period”), Mr. Piszel will be compensated as follows: (a) Mr. Piszel will receive an annual salary not less than his annual salary immediately prior to the Employment Period and will be eligible to receive an increase in annual salary which is not materially less favorable to him than increases in salary granted by the Company for executives with comparable duties, (b) Mr. Piszel will be eligible to participate in short-term and long-term cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable to Mr. Piszel than the greater of: (i) the opportunities provided by the Company for executives with comparable duties, and (ii) the opportunities provided to Mr. Piszel under all such plans in which Mr. Piszel was participating prior to the Employment Period, (c) Mr. Piszel will be eligible to participate in stock option, performance awards, restricted stock and other equity-based incentive compensation plans on a basis not materially less favorable to Mr. Piszel than that applicable: (i) to Mr. Piszel immediately prior to the Employment Period, or (ii) to other executives of the Company with comparable duties, and (d) Mr. Piszel will be eligible to receive employee benefits (including, but not limited to, tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage, and death benefits) which are not materially less favorable to Mr. Piszel than (i) the employee benefits provided by the Company to executives with comparable duties, or (ii) the employee benefits to which Mr. Piszel would be entitled under the Company’s employee benefit plans as in effect immediately prior to the Employment Period.

In addition, for a period of thirty-six months following Mr. Piszel’s Termination (the “Continuation Period”), the Company will pay or reimburse Mr. Piszel for the premiums charged to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or any applicable similar state law (“COBRA”) for Mr. Piszel (and, if applicable, Mr. Piszel’s dependents), so long as Mr. Piszel (a) continues to pay the same percentage of the applicable premiums that Mr. Piszel was paying immediately prior to his Termination and (b) elects to receive continuation coverage under COBRA. In the event that Mr. Piszel is not eligible to receive, or if the Company is not able to provide, continuation coverage under COBRA for any month during the Continuation Period, the Company will pay Mr. Piszel a cash payment equal to its portion of the applicable COBRA premiums on an after-tax basis. The Company’s obligations to provide continuation coverage during the Continuation Period will terminate in the event that Mr. Piszel becomes reemployed with another employer and becomes eligible to receive medical and dental benefits from such employer during any month in the Continuation Period.

The CIC Agreement provides that if any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax), applies to the payments, benefits or other amounts payable under the agreement or otherwise, including without limitation, any acceleration of the vesting of outstanding stock options, restricted stock or performance shares (collectively, the “Total Payments”), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be $1.00 less than the amount which would cause the Total Payments to be subject to the excise tax; provided that such reduction to the Total Payments will be made only if the after-tax benefit to Mr. Piszel is greater after giving effect to such reduction than if no such reduction had been made.

The CIC Agreement has an initial term through December 31, 2011 and automatically extends for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term. Upon the occurrence of a change in control, the term of the CIC Agreement is automatically extended until two years following the date of the change if control.

In addition, the Company expects to enter into CIC Agreements with certain other executive officers in the form attached hereto as Exhibit 10.2. The material terms of that CIC Agreement are consistent with the summary of the material terms of the CIC Agreement being entered into with Mr. Piszel except that: (1) the healthcare benefits period will range from eighteen to thirty-six months and (2) the multiple for the salary and bonus components of any severance benefit will range from 1.5 to 3.0 times.

Approval of Grant of Restricted Stock Units to David F. Walker

In connection with David F. Walker’s appointment to the Company’s Board of Directors on May 18, 2010, as previously announced on a Form 8-K filed with the Securities and Exchange Commission on May 20, 2010, on June 11, 2010 the Company’s Board of Directors approved an award to Mr. Walker of $34,606 in restricted stock units with an effective grant date of June 21, 2010. Such amount constitutes the pro-rated equity portion of the annual restricted stock unit grant awarded to members of the Company’s Board of Directors. In addition, Mr. Walker is eligible to receive compensation for his service on the Company’s Board of Directors in accordance with the Company’s compensation policies for non-employee directors as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 13, 2010.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.1	Change in Control Agreement by and between CoreLogic, Inc. and Anthony Piszel.

10.2	Form of Change in Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: June 14, 2010	By:	/s/ Stergios Theologides
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary